EXHIBIT 11.4
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                          Caribiner International, Inc.
           Computation of Supplementary Pro Forma Net Income Per Share
                       For the Three Months Ended March 31


                                                               1996          1995
                                                            -----------   -----------
Weighted average common stock outstanding during the
   period (1)                                                 2,588,689     2,588,689
Common stock issued in connection with initial public
   offering (2)                                               1,617,267     1,617,267
Conversion of Convertible Note into shares of Series A
   Preferred stock and the subsequent conversion of such
   shares into shares of common stock                         2,055,000     2,055,000
Conversion of all outstanding shares of Series A Preferred
   stock and Series B Preferred stock into shares of
   common stock                                               1,541,250     1,541,250
Exercise of warrants                                            534,505       534,505
Effect of exercise of warrants computed in accordance with
   the treasury stock method                                    (99,441)      (99,441)
                                                            -----------   -----------

    Total weighted average common stock outstanding during
      the period                                              8,237,270     8,237,270
                                                            ===========   ===========

Income before taxes                                         $   803,120   $   107,966
Plus: reduction in interest expense from the conversion of
   the Convertible Note and repayment of all other
   indebtedness from proceeds of the initial public offering    821,797       829,915
                                                            -----------   -----------

Pro forma income before taxes                                 1,624,917       937,881
Pro forma income tax expense                                   (551,800)      (68,956)
                                                            -----------   -----------

Pro forma net income                                        $ 1,073,117   $   868,925
                                                            ===========   ===========

Supplementary pro forma net income per common share         $      0.13   $      0.11
                                                            ===========   ===========
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(1) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's Registration
Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.


(2) Supplementary earnings per share reflects the number of shares of common stock upon consummation of the initial public offering used to repay current and long-term indebtedness as if such issuance had occurred at the beginning of each period presented.


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